Fortissimo Acquisition Corp. Completes Initial Public Offering

ROSH HA’AYIN, Israel, October 17 -- Fortissimo Acquisition Corp. (OTC Bulletin Board: FSMOU - News) announced today that it has completed its initial public offering of 4,000,000 units. Each unit consists of one share of common stock and two warrants. The units were sold at an offering price of $6.00 per unit, generating gross proceeds of $24,000,000 to the Company. EarlyBirdCapital, Inc. acted as underwriter for the initial public offering. A copy of the prospectus may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, Suite 1203, New York, New York 10016.

The Company also announced the simultaneous consummation of the private sale of 333,334 units at a price of $6.00 per unit, generating total proceeds of $2,000,004. The units were purchased by Fortissimo Capital Fund GP, L.P. (“FCF”), one of the Company’s initial stockholders. The units are identical to the units sold in the initial public offering except that FCF has waived the right to receive distributions upon the Company’s liquidation prior to a business combination with respect to the securities underlying these units. FCF has also agreed that the units and underlying securities will not be sold or transferred by it until after the Company has completed a business combination.

Of the proceeds received from the consummation of the initial public offering and private sale of units, $23,160,000 (or $5.79 per share sold in the initial public offering) was placed in trust. Audited financial statements as of October 17, 2006 reflecting receipt of the proceeds upon consummation of the initial public offering and private sale of units have been prepared by the Company and will be included as Exhibit 99.1 to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Fortissimo Acquisition Corp. is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business that has operations or facilities located in Israel, or that is a company operating outside of Israel which management believes would benefit from establishing operations or facilities in Israel.

Contact:
Yuval Cohen
Chief Executive Officer
Fortissimo Acquisition Corp.
+972-3-915-7400